Exhibit 10.31
THIRD AMENDMENT TO TRUST AGREEMENT
This THIRD AMENDMENT (the “Amendment”) to that certain TRUST AGREEMENT dated August 27, 1999 (as previously amended, the “Original Trust Agreement”), by and between Kaufman and Broad Home Corporation, a corporation organized under the laws of the State of Delaware and now known as KB HOME (the “Company”), and Wells Fargo Bank, N.A., a national banking association organized under the laws of the United States of America, and successor to Wachovia Bank, N.A. (the “Trustee”), is made by the Company as of January 1, 2021 (the “Effective Date”). Any capitalized term not defined herein shall have the meaning given to it in the Original Trust Agreement, and all Section references shall be to those Sections in the Original Trust Agreement.
WITNESSETH:
WHEREAS, the Company desires to enter into this Amendment to bring current the Plans to which the Trust Assets may be allocated and to extend the term of the Trust.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Trustee hereby declare and agree as follows:
1. Section 13.2. Section 13.2(a) shall be amended to the following: “(a) August 26, 2029.”
2. Full Force and Effect. Except as expressly amended by this Amendment, the Original Trust Agreement remains unaltered and in full force and effect. The parties acknowledge and agree that the Original Trust Agreement has remained in full force and effect since the date of the Original Trust Agreement.
IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of the Effective Date.

KB HOME By:/s/ WILLIAM R. HOLLINGER William R. Hollinger Its: Senior Vice President and Chief Accounting Officer	Wells Fargo Bank, N.A. as Trustee By:/s/ ANDREW J. FRANK Andrew J. Frank Its: Vice President